Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST OF

ISHARES ETHEREUM TRUST

THIS Certificate of Amendment to Certificate of Trust of iShares Ethereum Trust (the “Trust”) is being duly executed and filed by the undersigned, as trustee, to amend the Certificate of Trust of the Trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) (the “Act”).

1. Name. The name of the Trust whose Certificate of Trust is being amended hereby is iShares Ethereum Trust.

2. Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name and address of the trustee of the Trust having its principal place of business in the State of Delaware to Wilmington Trust, National Association, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

Wilmington Trust, National Association, not in its individual capacity but solely as trustee

By:	/s/ Gregory A. Marcum
Name: Gregory A. Marcum Title: Assistant Vice President